Exhibit 10.7

GENERAL DYNAMICS UNITED KINGDOM
SHARE SAVE PLAN

Inland Revenue Reference: SRS2411
Adopted by the Company on 6 October 1999
Approved by the Inland Revenue on 15 October 1999

Contents

1	Definitions	1
2	Invitation to apply for Options	8
3	Scaling Down	10
4	Grant of Options	11
5	Limitations on Grant	12
6	Exercise of Options	12
7	Take-overs, Reconstructions and Liquidations	14
8	Variation of Share Capital	16
9	Manner of Exercise of Options	17
10	Administration and Amendment	18

1    Definitions

In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“Accounting Period”	-	an accounting reference period of the Company;
“Act”	-	the Income and Corporation Taxes Act 1988;
“Acquiring Company”	-	where the conditions of paragraph 15 of Schedule 9 are met, such company as shall be at any time the “acquiring company” as defined in that paragraph;
“Adoption Date”	-	the date on which the Plan is adopted by a resolution of the Board;
“Announcement Date”	-	the date on which the results of the Company are announced for any period;
“Application”	-	an application for an Option in the form as approved by the Committee from time to time;
“Approval Date”	-	the date upon which the Board of Inland Revenue approves the Plan;
“Associated Company”	-	has the same meaning as the expression bears in paragraph 23 of Schedule 9 by virtue of section 187(2) of the Act;
“Auditors”	-	the auditors for the time being of the Company (acting as experts and not as arbitrators);
“Board”	-	the board of directors of the Company or a duly constituted committee thereof at which a quorum is present;

“Bonus Date”	-	where repayments under the relevant Savings Contract are taken as including the Maximum Bonus, the earliest date on which the Maximum Bonus is payable and in any other case the earliest date on which a bonus is payable under the relevant Savings Contract;

“Committee”	-	the Compensation Committee of the Board of Directors of the Company comprising two or more members of the Board of Directors, all of whom shall be “non-employee directors” or the Board of Directors of any Participating Company to which such authority is delegated by the Compensation Committee;

“Company”	-	General Dynamics Corporation or save for Rules 2,3,4,5 and 10.2
	(i)	the Acquiring Company; or
	(ii)	some other company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 10 of Schedule 9 over whose shares a New Option has been granted;
“General Dynamics United

Kingdom”	-	General Dynamics United Kingdom Limited company number 1911653;
“Common Stock”	-	General Dynamics Corporation Common Stock;
“Control”	-	has the same meaning as in section 840 of the Act;
“Date of Grant”	-	the date on which an Option is, was or is to be granted under the Plan, pursuant to Rule 4.1, or on which an Option is or was treated as being granted pursuant to Rule 4.3;
“Dealing Day”	-	a day on which The New York Stock Exchange is open for the transaction of business;
“Eligible Employee”	-	any employee or director of any Participating Company who:
(a)	(i)	in the case of a director, normally devotes more than 25 hours per week to his duties (exclusive of meal breaks);
	(ii)	is chargeable to tax in respect of his employment or office under Case I of Schedule E; and
	(iii)	is employed by any Participating Company on the date on which the Committee grants an Option pursuant to Rule 4.1 below;
(b)		has been nominated by the Committee either individually or as a member of a category of directors or employees for participation in the Plan;
(c)		is not prohibited from participating by the provisions of Paragraph 8 of Schedule 9 (whether falling within (a) or (b) above);
“Exercise Price”	-	the amount as determined by the Board and expressed in dollars, which a Participant shall pay to acquire Common Stock on the exercise of an Option being, subject to Rule 4.3 and Rule 8 not less than 80% or other such percentage as is for the time being permitted by statute or other statutory provision of Fair Market Value of Common Stock on the day the Invitation was issued pursuant to

Rule 2 if the Exercise Price is specified in the Invitation or, if the Exercise Price is notified to the Eligible Employees after the Invitations are issued but before the Options are granted in accordance with rule 2,2, on the date the Eligible Employees are so notified;

“Fair Market Value”	-	on any day an amount equal to the closing middle market quotation of Common Stock on the New York Stock Exchange for the immediately preceding Dealing Day or if on that day the Shares are not so listed, the market value of Common Stock determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed with Shares Valuation Division on or before that day;

“Group”	-	the Company and its Subsidiary companies and the phrase “Group Company” shall be construed accordingly;
“Group Employee”	-	a director or employee of any Group Company;
“Injury or Disability”	-	the cessation of employment or office by reason of injury or disability provided the Committee are satisfied, on production of such evidence as it may reasonably require:
	(i)	that the individual has ceased to exercise and, by reason of injury or disability, is incapable of exercising that office or employment; and
	(ii)	that the individual is likely to remain so incapable for the foreseeable future;

“Invitation”	-	a letter of invitation to participate in the Plan in a form approved by the Committee from time to time;
“Invitation Period”	-	subject to Rule 10.6 any time following the Approval Date;
-
“Maximum Bonus”	-	the bonus payable to the Participant at the maturity of a Savings Contract which matures after seven years;
“New Option”	-	an option over shares meeting the requirements of sub-paragraphs 15(3)(a) to (d) of Schedule 9, granted in consideration for the release of a Subsisting Option within the “appropriate period” (as defined by paragraph 15(2) of Schedule 9);

“Nominated Savings	-	the savings authority or the savings authorities (as
Authority”		the case may be) nominated by the Company for the purposes of the Plan;
“Option”	-	a right to purchase Common Stock granted or to be granted pursuant to Rules 4.1, 4.2 or 4.3;
“Option Certificate”	-	an option certificate in a form approved by the Committee from time to time;
“Participant”	-	a person who has been granted an Option or (where the context admits) his legal personal representative(s);
“Participating Company”	-	any Group Company nominated by the Committee to participate in the Scheme from time to time;

“Recognised Exchange”	-	a recognised stock exchange within the meaning of section 841 of the Act or a recognised investment exchange within the meaning of the Financial Services Act 1986;
“this Plan”	-	the General Dynamics United Kingdom Share Save Plan constituted and governed by the Rules with, and subject to any amendments thereto properly effected;
“Redundancy”	-	the cessation of employment or office by reason of redundancy within the meaning of the Employment Rights Act 1996;
“Retirement”	-	the cessation of employment or office by reason of retirement either at the Specified Age or any other age at which the individual is bound to retire in accordance with the terms of his contract of employment;

“Rules”	-	the rules of the Plan as the same may be amended from time to time and “Rule” shall be construed accordingly;
“Savings Contract”	-	a 3 or 5 or 7 year contract under a certified contractual savings scheme (within the meaning of section 326 of the Act) entered into by an Eligible Employee with a Nominated Savings Authority and which has been approved by the Board of Inland Revenue for the purposes of Schedule 9;

“Schedule 9”	-	Schedule 9 to the Act;
“Specified Age”	-	age 65;

“Standard 3 Year Bonus”	-	the bonus payable to the Participant under a Savings Contract which matures after three years;
“Standard 5 Year Bonus”	-	the bonus payable to the Participant under a Savings Contract which matures after five years;
“Subsidiary”	-	a company which is under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;
“Subsisting Option”	-	an Option which has been granted and which has not lapsed, been surrendered, renounced or been exercised in full.

In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)	reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment;

(iv)	words have the same meanings as in Schedule 9 unless the context otherwise requires; and

(v)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

2    Invitation to apply for Options

The Committee may during any Invitation Period but not later than the tenth anniversary of the Adoption Date invite every Eligible Employee by issuing an Invitation to apply for the grant of an Option, providing that at the intended Date of Grant the Common Stock satisfies the conditions of paragraphs 10 to 14 inclusive of Schedule 9.

Each Invitation shall specify:

(i)	the date, being not less than 14 days after the issue of the Invitation, by which an application must be made;

(ii)	whether or not the Eligible Employee may take out a 3 or 5 year Savings Contract;

(iii)	the Exercise Price or that the Exercise Price will be notified to Eligible Employees at a reasonable time prior to the closing date for Applications;

(iv)	whether or not for the purpose of determining the number of shares of Common Stock over which an Option may be exercised, the repayment under the Savings Contract is to be taken:

(a) as including the Maximum Bonus;

(b) as including only the Standard 5 Year Bonus or the Standard 3 Year Bonus;

(c) as not including a bonus;

(v)	the maximum permitted aggregate monthly savings contribution being the lesser of the maximum amount specified in Paragraph 24 of Schedule 9 or such other maximum as may be determined by the Committee, and be permitted by the Board of the Inland Revenue pursuant to Schedule 9 and by the Nominated Savings Authority;

and the Committee may determine and include in the Invitations details of the maximum value on the date of the issue of the Invitation of shares of Common Stock over which Options may be granted on that occasion and a statement that in the event of excess Applications, each Application may be scaled down in accordance with the Rules.

Each Invitation shall be accompanied by an Application which shall provide for the applicant to state:

(i)	the monthly savings contribution being a multiple of £1 and not less than £5 which he wishes to make under the related Savings Contract;

(ii)	whether or not he wishes to take out a 3 or 5 year Savings Contract;

(iii)	that his proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract will not exceed the maximum permitted aggregate monthly savings contribution specified in the Invitation;

(iv)	his election as to whether for the purpose of determining the maximum value of shares of Common Stock over which an Option is to be granted, the repayment under the Savings Contract is to be taken as including the Maximum Bonus, the Standard 5 Year Bonus, or the Standard 3 Year Bonus or as not including a bonus;

and shall authorise the Committee to enter on the Savings Contract such monthly savings contributions, not exceeding the maximum stated on the Application, as shall be determined pursuant to Rule 3 below.

Each Application shall be deemed to be for an Option to acquire such number of shares of Common Stock as can be bought at the Exercise Price with the repayment under the related Savings Contract.

3    Scaling Down

If the Committee receives valid Applications over an aggregate value of Common Stock which exceeds the amount stated pursuant to Rule 2.2 or any limitation determined pursuant to Rule 5 below in respect of Invitations issued on any day, then the following steps shall be carried out successively to the extent necessary to eliminate the excess:

(i)	the excess over £5 of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary;

(ii)	each election for a Maximum Bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for the Standard 5 Year Bonus to be included;

(iii)	each election for a Standard 5 Year Bonus or a Standard 3 Year Bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for the bonus to be excluded;

(iv)	applications will be selected by lot, each based on a monthly savings contribution of £5 and the inclusion of no bonus in the repayment under the Savings Contract.

If after applying the provisions of Rule 3.1(i) to (iii) inclusive the value of Common Stock available is still insufficient to enable an Option based on monthly savings contributions of £5 to be granted to each Eligible Employee who made a valid Application the Committee may, as an alternative to selecting by lot as in (iv) above, determine in its absolute discretion that no Options shall be granted.

If the Committee so determines the provision in Rule 3.1(i) to (iv) inclusive may be modified or applied in any manner as may be agreed in advance with the Inland Revenue.

Each Application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Committee shall complete each Savings Contract proposal form to reflect any reduction in monthly savings contributions resulting therefrom.

4    Grant of Options

Within 30 days of the first day by reference to which the Fair Market Value of the Common Stock is determined (or within 42 days of that day when Rule 3 applies and Options cannot be granted within the 30 day period), the Committee shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Plan by virtue of Paragraph 8 of Schedule 9 an Option over such number of shares of Common Stock as can be purchased on the date of exercise of that Option with the repayment under the relevant Savings Contract.

If the Company is prevented by statute, order, regulation or government directive from granting Options within any such periods, then the Committee may grant Options within twenty one days of the lifting of such restrictions providing the grant takes place not more than 30 days following the date on which Fair Market Value was determined for the purposes of the Option grant in question or not later than 42 days following the date Fair Market Value was determined if Applications have been scaled down pursuant to Rule 3.1.

Where the circumstances noted in Rule 7.4 apply New Options may be granted within the terms of paragraph 15(1) Schedule 9 in consideration for the release of Options previously granted under this Plan. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Option Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 4.4 shall not prevent the Option of a deceased Participant being exercised by his personal representative(s) within the terms of these Rules.

As soon as possible after Options have been granted the Committee shall issue an Option Certificate specifying the Date of Grant and the Exercise Price.

5    Limitations on Grant

Before Invitations are issued on any occasion, the Committee may determine a limit on the value of shares of Common Stock which are to be available in respect of that issue of Invitations.

6    Exercise of Options

Subject to each of the succeeding sections of this Rule 6 and Rule 9 any Subsisting Option may be exercised by the Participant or, if deceased, by his personal representatives in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

(i)	the Bonus Date;

(ii)	the death of the Participant;

(iii)	upon the Participant ceasing to be a Group Employee where that cessation was by reason of Injury, Disability, Redundancy or Retirement;

(iv)	an opportunity to exercise the Option pursuant to Rule 7;

(v)	upon the Participant ceasing to be a Group Employee, where that cessation was by reason only that the Company has ceased to have Control of such company, or that the office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control.

No Option may be exercised by a Participant at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by paragraph 8 of Schedule 9 from participating in the Plan.

An Option shall lapse and become thereafter incapable of exercise on the earliest of the following events:

(i)	except where the Participant has died, the expiry of six months following the Bonus Date;

(ii)	where the Participant has died within six months following the Bonus Date, the first anniversary of the Bonus Date;

(iii)	where the Participant has died before the Bonus Date, the first anniversary of his death;

(iv)	unless the Participant has died, on the expiry of six months after the Option has become exercisable by virtue of Paragraph (iii) or (v) of Rule 6.1;

(v)	immediately following the Participant ceasing to be a Group Employee save when the Participant ceases to be a Group Employee in the circumstances in Rule 6.1 (ii), (iii), (iv) and (v) above, and save when the Participant ceases to be a Group Employee but continues to be an employee or director of any Associated Company or company of which the Company has Control;

(vi)	the expiry of six months after the Option has first become exercisable in accordance with Rule 7;

(vii)	the Participant being adjudicated bankrupt;

(viii)	upon the Participant giving notice, (or under the terms of his Savings Contract being deemed to have given notice), to the Nominated Savings Authority that he intends to stop paying monthly contributions under his Savings Contract prior to the date upon which a right to exercise the Option shall arise;

(ix)	on the winding up other than a voluntary winding up of the Company; and

(x)	six months following a voluntary winding up of the Company.

If a Participant continues to be employed by a Group Company after the date on which he reaches the Specified Age he may exercise any Subsisting Option within six months following that date.

No person shall be treated for the purposes of this Rule 6 as ceasing to be a Group Employee until he is no longer a director or employee of the Company, and Associated Company of the Company or a company of which the Company has Control.

7    Take-overs, Reconstructions and Liquidations

If any person obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Common Stock subject to a Subsisting Option then the Committee shall notify all Participants as soon as is practicable of the offer in accordance with Rule 10.4. Any Subsisting Option may be exercised from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

If under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement likely to affect or apply to Common Stock (or similar circumstances occur which are acceptable to the Inland Revenue) then the Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement. Any Subsisting Option may be exercised by a Participant subject to the terms of this Rule before the expiry of six months from the date on which the Court sanctions such compromise or arrangement. Subject to Rule 7.6, at the end of the relevant period an unexercised Option shall lapse.

If any person becomes bound or entitled to acquire Common Stock under sections 428 to 430 of the Companies Act 1985 (or similar circumstances occur which are acceptable to the Inland Revenue) any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

If as a result of the events specified in Rules 7.1 or 7.2 an Acquiring Company has obtained Control of the Company, or if an Acquiring Company has become bound or entitled as mentioned in Rule 7.3, the Participant may, if the Acquiring Company so agrees, release any Subsisting Option he holds in consideration for the grant of a New Option.

A New Option issued in consideration of the release of an Option shall be evidenced by an Option Certificate which shall import the relevant provisions of these Rules.

A New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Option.

If a resolution is passed at a general meeting for the voluntary winding-up of the Company, an Option shall notwithstanding Rule 6.1(i) be exercisable in whole or in part for a period of six months after which the Option shall to the extent unexercised thereupon lapse.

An Option whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 7.1,7.2,7.3 or 7.5 shall if an event so specified occurs lapse in accordance with the relevant sub-rule of Rule 7, or if earlier, as determined by Rule 6.3 (i) to (x). Where prior to the date an Option lapses there occurs one or more further events specified in Rules 7.1,7.2,7.3 or 7.5 an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 7.6 and the date of lapse relevant to the further event or events.

For the purpose of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

The exercise of an Option pursuant to the preceding provisions of this Rule 7 shall be subject to the provisions of Rule 9.

A New Option shall not be exercisable by virtue of the event pursuant to which it was granted.

8    Variation of Share Capital

In the event of any variation of the share capital of the Company affecting the Common Stock, including, but without prejudice to the generality of the preceding words, any capitalisation or rights issue or any consolidation, sub-division or reduction of capital by the Company, the number and nominal amount of Common Stock subject to any Option and the Exercise Price may be adjusted by the Committee in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable provided that:

(i)	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Saving Contract at the Bonus Date;

(ii)	at any time when the Plan remains approved by the Inland Revenue no adjustment shall take effect without the prior approval of the Board of Inland Revenue; and

(iii)	at any time when the Plan remains approved by the Inland Revenue following the adjustment the Common Stock shall continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

Such variation shall be deemed to be effective, once Inland Revenue approval has been given, from the record date at which the respective variation applied to other stock of the same class as Common Stock. Any Options exercised within that period shall be treated as exercised with the benefit of the variation confirmed by the Auditors.

If an adjustment is made pursuant to Rule 8.1 above with the intention that the Plan shall cease to be approved by the Inland Revenue, the Company shall immediately notify the Inland Revenue.

The Committee shall take such steps as it considers necessary to notify Participants of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

9    Manner of Exercise of Options

No Option may be exercised whilst the Plan is approved by the Inland Revenue unless the Common Stock satisfies the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

An Option may only be exercised over as a maximum, the number of shares of Common Stock which may be acquired with the sum obtained by way of payment under the related Savings Contract converted into US dollars at the exchange rate prevailing on the day preceding the date on which the Option is exercised.

An Option shall be exercised by the Participant, or as the case may be by his personal representatives, delivering notice in writing to the Committee, detailing the number of shares of Common Stock in respect of which he wishes to exercise the Option accompanied by the appropriate payment (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) or authority to the Company to withdraw and apply monies from the Savings Contract to acquire the Common Stock over which the Option is to be exercised and the relevant Option Certificate and shall be effective on the date of its receipt by the Committee. The Group Company which employs the Participant shall meet or procure the meeting of any stamp duty liability on the exercise of an Option.

Where an Option is exercised, the number of shares of Common Stock specified in the notice of exercise given in accordance with Rule 9.3 shall be transferred to the participant within 30 days of the date of exercise and the Company shall arrange for the delivery of evidence of title thereof. Save for any rights determined by reference to a record date preceding the date of transfer, such Common Stock shall rank pari passu with the other Common Stock of the same class in issue.

When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

For the purpose of Rules 9.2 and 9.3 above, any repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls after the date on which repayment is made unless provided for in the terms of the Savings Contract.

For so long as Common Stock is quoted on The New York Stock Exchange, the Company shall apply for Common Stock in respect of which an Option has been exercised to be quoted if it were not so quoted already.

Where Common Stock is listed or dealt in or any Recognised Exchange no Option may be exercised in contravention of any securities transactions rules of the Recognised Exchange as may from time to time be in force.

10    Administration and Amendment

The Plan shall be administered by the Committee whose decision on all disputes shall be final save where the Rules require the concurrence of the Auditors.

The Committee may from time to time amend these Rules provided that:

(i)	no amendment shall have effect until approved by the Board of Inland Revenue whilst the Plan is and is intended to remain approved by the Inland Revenue pursuant to Schedule 9; and

(ii)	no amendment made with the intention that the Plan shall cease to be approved by the Inland Revenue shall take effect unless at the same time the Inland Revenue is notified of such amendment.

The cost of establishing and operating the Plan shall be borne by the Group Companies in such proportions as the Board shall determine.

Any notice or other communication under or in connection with the Plan may be given by the Committee either personally or by post, and to the Committee either personally or by post to the Secretary of the Committee; items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

The Company shall at all times keep available sufficient Common Stock to satisfy the exercise to the full extent still possible of all Subsisting Options.

The Plan shall terminate upon the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution of the Committee. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

The rights and obligations of any individual under terms of his office or employment with any Group Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

Neither the grant of an Option nor any benefit which may accrue to a Participant on the exercise of an Option shall form part of that Participant’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.